Exhibit 99.2


                                [GRAPHIC OMITTED]


            First Montauk Settlement Agreement Vacated and Set Aside


May 23, 2007 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that in response to its motion in the New Jersey Superior Court to vacate the settlement agreement executed by the parties on May 8, 2007 with Edward H. Okun and his affiliated companies, Okun agreed to a consent order vacating and setting aside the settlement agreement. The settlement agreement covered three separate lawsuits arising out of the termination of a merger agreement by Mr. Okun through an affiliated company in December 2006 and contained various provisions including the release of $2,000,000 held in escrow to secure Okun's obligations under the merger agreement, the appointment of four new board members by Okun, and the appointment of Okun's designee as new CEO of the Company. In addition, Okun agreed to issue a $1.00 Put Option to First Montauk shareholders and to invest additional monies into First Montauk at a later date.

Montauk's board of directors authorized filing the motion to vacate after learning of the federal criminal investigation of Okun Holdings in connection with the transfer of over $100 million of customer funds from Okun's wholly-owned "1031 exchange" company, The 1031 Tax Group, LLC, as well as events resulting in the May 14, 2007 bankruptcy filing by The 1031 Tax Group and certain affiliated entities. The motion to vacate was filed to prevent Okun from assuming control of the Company and stop the release of the $2,000,000 in escrow funds to Okun. The parties are now left to pursue their remedies in three separate actions pending in New Jersey and Florida.

Mr. Victor K. Kurylak, President and CEO of First Montauk Financial Corp, commented, "We are committed to ensuring that the interests of our customers, shareholders and employees are protected."



Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com